EXHIBIT 4.13

AMENDING AGREEMENT # 1
THIS AMENDING AGREEMENT made effective as of the 1st day of January, 2023.
BETWEEN:
Oncolytics Biotech (U.S.), Inc.,
("OBUS")
- and -
Amy Goodowitz Levin
(the "Employee")
WHEREAS the Employee is an employee of OBUS whose terms of employment are set forth in the Employment Agreement dated effective September 1, 2020, (the “Employment Agreement”);
AND WHEREAS OBUS and the Employee wish to amend the Employment Agreement;
NOW THEREFORE in consideration of the mutual covenants contained in this Amending Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is agreed as follows:
1Interpretation

This Amending Agreement is supplemental to and shall form one agreement with the Employment Agreement, and the Employment Agreement and this Amending Agreement shall be read together and have effect so far as practicable as though all the provisions thereof and hereof were contained in one instrument. In this Amending Agreement, including the recitals hereto, unless there is something within the subject matter or context inconsistent therewith, expressions herein, unless otherwise defined herein, have the same meanings as the corresponding expressions defined in the Employment Agreement.

2Amendments to the Employment Agreement

(1)The Employment Agreement Section 1 – Employment is amended as follows:

Employer hereby employs Employee, and Employee agrees to be employed as Vice President, Clinical Operations. Employee will perform the duties of Vice President, Clinical Operations for Employer, its parent corporation, Oncolytics Biotech Inc. and other affiliated corporations. Employee will report to the Chief Medical Officer of Employer. Changes may be made from time to time by Employer in its sole discretion to the duties, reporting relationships and title of Employee. Employee will devote full time and attention to the duties on Exhibit A to this Agreement. Employee will comply with all rules, policies and procedures of Employer as modified from time to time, including without limitation, rules and procedures set forth in the Employer’s Employee Handbook and Company Policy Manual. Employee will perform all of Employee’s responsibilities in compliance with all applicable laws and will ensure that the operations that Employee manages are in compliance with all applicable laws. During Employee’s employment, Employee will not engage in any other business activity which, in the reasonable judgment of the President of Employer, conflicts with the duties of Employee under this Agreement, whether or not such activity is pursued for gain, profit or other pecuniary advantage.

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(2)The Employment Agreement Section 3.1 – Base Salary is amended as follows:

Commencing January 1, 2023, OBUS shall pay to the Employee a Base Salary at an annual rate of THREE HUNDRED AND TWENTY THOUSAND ($320,000.00) UNITED STATES DOLLARS per annum, exclusive of bonuses, benefits and other compensation, payable in equal installments of THIRTEEN THOUSAND AND THREE HUNDRED AND THIRTY-THREE UNITED STATES DOLLARS and THREE-THREE CENTS ($13,333.33) on the 15th and last day of each month.

(3)The Employment Agreement Section 5.2 – Without Cause is amended as follows:

Employer may terminate Employee’s employment under this Agreement without Cause and without advance notice; provided, however, that Employer will continue to pay, as severance pay, Employee’s Base Salary at the rate in effect on the termination date through the date that is 12 months from the termination date; provided, further, that Employer will be entitled to offset any severance pay otherwise payable to Employee by the amount of any compensation or consulting fees being paid to Employee by another party while severance pay would otherwise be payable. Employee shall only be entitled to such severance pay if Employee signs (and then Employee does not rescind, as may be permitted by law) a general release of claims in favor of Employer in a form acceptable to Employer, provided, however, that such release of claims shall only require Employee to release Employer from claims relating directly to Employee’s employment and the termination thereof, and shall not require Employee to release claims relating to vested employee benefits or relating to other matters, including, but not limited to, claims relating to his status as a shareholder of the Company. Such payments will be at usual and customary pay intervals of Employer and will be subject to all appropriate deductions and withholdings. Upon termination, Employee will have no rights to any unvested benefits or any other compensation or payments except as stated in this paragraph.

(4)The Employment Agreement Section 5.3 is amended as follows:

Notwithstanding Section 5.2, if there is a change of control of Oncolytics Biotech Inc., as defined herein, and if this Agreement is terminated by Employer at any time within one (1) year following the change of control other than pursuant to Section 5.1, Employee shall be entitled to severance payment equal to the Employee’s Base Salary for 12 months. For the purposes of this Section 5.3, “change of control” means any amalgamation, merger or other corporate reorganization which results in any change in the present effective voting control of Oncolytics Biotech Inc., or will result in a change of the person or persons who own or control sufficient voting shares in Oncolytics Biotech Inc. to elect a majority of the directors of Oncolytics Biotech Inc., or will result in a person acquiring sufficient voting shares in Oncolytics Biotech Inc. to elect a majority of the directors of Oncolytics Biotech Inc.

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(5)Exhibit A to the Employment Agreement is replaced with the following:

DUTIES AND RESPONSIBILITIES
The Employee will lead the Clinical Operations Team and other related teams (e.g., Quality, Data Management, Project Management). He/she will participate in formulating clinical development strategy and will oversee clinical operations activities on all clinical trials. The Employee will build relationships and interact with Contract Research Organizations, academic groups, key opinion leaders, external physician investigators, and other contracted service providers. The Employee will also participate in cross-functional projects, interacting closely with other Oncolytics team members and departments. The Employee will be expected to be solution-oriented and plan and participate in the execution of all aspects of clinical projects.

Duties and responsibilities include:

•Membership on the global team, contributing to the development of the clinical programs and decision making in relation to the clinical development strategy;

•Participate in defining the Company’s clinical development strategy and provide operational expertise in its implementation;

•In collaboration with internal and external scientific and medical experts, manage the execution of phase 1-3 clinical trials in an out-sourced model from study start-up to final clinical study report;

•Author, review and manage a wide variety of activities, including for example, clinical trial synopses, protocols, case report forms, investigator brochures, and the like; manage internal teams to review and approve clinical study reports in accordance with overall project timelines;

•Prepare or oversee the preparation of Request for Proposal documents and with cross-functional project team, solicit and evaluate bids; lead contracting process with selected CROs/academic groups, collaborating with relevant departments such as Legal, Finance, and Business Development;

•Manage CROs or collaborate with academic groups to execute clinical trials in accordance with contracted scope, costs and timelines; actively engage with academic groups/CROs on defining, monitoring and reporting on all aspects of key trial performance indicators, including for example, country and site initiation activities, patient screening and randomization rates, and data collection activities;

•Interact with investigators and sites as needed to support academic groups/CROs and ensure clinical trials are conducted according to plan;

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•Identify and track trial risks and issues, proactively escalate risks to internal and academic groups/CRO teams, develop and implement risk mitigation strategies and tactics;

•Provide oversight and input to additional study-related external vendors, including execution of work and tracking of milestones and deliverables;

•Plan and manage budget proposals and approved budgets;

•Assist with Standard Operating Procedure (SOP) development and implementation;

•Contribute to wider organizational goals and activities as assigned;

•Select and manage data management vendors throughout the clinical trial process, including activities required for database lock and generation of data presentations;

•Coach and mentor their team to maximize its effectiveness and foster the development team members;

•Other duties as assigned.

3Confirmation

(1)    The parties confirm that the increase in Base Salary is a result of an assessment of increases in cost-of-living indices and salary benchmarking.

(2)    The parties hereto hereby acknowledge and confirm that, except as specifically amended by the provisions of this Amending Agreement, all of the terms and conditions contained in the Employment Agreement are and shall remain in full force and effect, unamended, in accordance with the provisions thereof.

4Miscellaneous

(a)This Amending Agreement shall be effective from and after January 1, 2023.

(b)This Agreement shall be governed by and construed in accordance with the laws of California.

(c)The parties shall with reasonable diligence take all action, do all things, attend or cause their representatives to attend all meetings and execute all further documents, agreements and assurances as may be required from time to time in order to carry out the terms and conditions of this Agreement in accordance with their true intent.

(d)This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which together shall constitute one document. Delivery of an executed counterpart signature hereof by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

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IN WITNESS WHEREOF the parties hereto have executed this Amending Agreement as of the date and year first above written.

ONCOLYTICS BIOTECH (U.S.), INC.

Per:	/s/Gilles Gosselin
Gilles Gosselin Director

Per:	/s/Matthew Coffey
Matthew Coffey Director

/s/Amy Goodowitz Levin
________________________________
Amy Goodowitz Levin